Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by Provident Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Provident Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 22, 2020	/s/ John Mackay McCulloch Williamson
Signature John Mackay McCulloch Williamson